Exhibit 99.1

FOR IMMEDIATE RELEASE                      Contact:  Paul Feeney
                                                     Executive Vice President
                                                     and Chief Financial Officer
                                                     AEP Industries
                                                     (201) 807-2330
                                                     feeneyp@aepinc.com

   AEP INDUSTRIES INC. REPORTS FISCAL 2005 FOURTH QUARTER AND YEAR END RESULTS

South Hackensack, NJ, January 30, 2006 - AEP Industries Inc. (NASDAQ: AEPI, the "Company") today reported financial results for its fiscal fourth quarter and fiscal year ended October 31, 2005.

Net sales for the fiscal fourth quarter rose 21.2 percent to $202,781,000 compared with $167,285,000 in last year's fiscal fourth quarter. Excluding $860,000 of positive impact of foreign exchange, worldwide net sales increased $34,636,000 or 20.7 percent. The increase in net sales during the 2005 fourth quarter was primarily driven by an 11.6 percent increase in per unit selling prices combined with an 8.1 percent increase in sales volume. The increase in net sales came primarily from AEP's U.S. operations and was a direct result of higher raw material costs (primarily resin) that were passed on to customers, thus increasing the per unit selling prices in the fourth quarter of fiscal 2005.

For the fiscal year ended October 31, 2005, net sales were $732,724,000 compared with $608,228,000 a year ago. Excluding $7,414,000 of positive impact of foreign exchange, worldwide net sales increased $117,082,000 or 19.3 percent. The increase in net sales for fiscal 2005 was primarily due to a 15.3 percent increase in per unit selling prices combined with a 3.4 percent increase in sales volume.

Gross profit for the quarter ended October 31, 2005 increased $2,897,000 to $35,230,000 as compared to the same quarter of the prior year of $32,333,000. This increase included $176,000 of positive impact of foreign exchange combined with an 8.1 percent increase in volume during the quarter. Gross profit per unit sold was consistent for the fourth quarter fiscal 2005 and 2004 in spite of increased resin costs during the current period.

Gross profit for fiscal 2005 increased $17,047,000 to $133,933,000 over the prior year. This improvement is due to a number of factors including a 3.4 percent increase in sales volume, the positive impact of foreign exchange of $1,121,000, improved product mix, improved operating efficiencies due to our decision to consolidate our Gainesville, Texas manufacturing operations into other existing facilities and market demand which allowed us to pass increased resin costs through to our customers.

Operating expenses in the fiscal 2005 fourth quarter increased $3,978,000 compared to the fourth quarter of fiscal 2004. Excluding a reduction in subsidiary shutdown costs of $512,000 in the prior period, operating expenses increased $3,466,000. Delivery expenses and selling expenses increased by $284,000 and $402,000, respectively, due to higher sales volume which increased delivery costs and commissions paid to outside sales representatives. General and administrative expenses increased by $ 2,780,000 for the current period over the prior year primarily due to the increased fees incurred relating to our compliance with the Sarbanes/Oxley Act of 2002 and expenses associated with final wind down of our liquidation of our FIAP location of $386,000. The fiscal 2004 fourth quarter also included $1,500,000 of reversal of accounts receivable reserves related to the shutdown of our FIAP location.

For the full year, operating expenses increased $8,400,000 compared to the prior fiscal year. Excluding the negative impact of foreign exchange of $770,000 and the reduction in subsidiary shutdown costs of $512,000, operating expenses increased $7,127,000. Delivery expenses increased by $1,026,000 relating to increased sales volume and higher fuel costs. Selling expenses increased by $434,000 due to increased commissions paid to outside sales representatives resulting from increased sales volume. General and administrative expenses increased by $5,667,000 for the current year over the prior year primarily due to the increased legal and advisory expenses, fees incurred relating to our compliance with the Sarbanes/Oxley Act of 2002 of $2,200,000 and expenses associated with final wind down of our liquidation of our FIAP location of $1,300,000. The fiscal 2004 also included a reversal of $1,500,000 of accounts receivable reserves related to the shutdown of our FIAP location.

Income from continuing operations decreased to $11,618,000 in the 2005 fourth quarter compared with $12,696,000 in the 2004 fourth quarter. This decrease is primarily the result of the previously mentioned increases in operating expenses for the current period.

The Company reported operating income from continuing operations of $44,946,000 for the fiscal year ended October 31, 2005, compared with $36,057,000 in the same period last year. This improvement is primarily due to increased per unit selling prices and increased sales volume in the current period, partially offset by the increased operating expenses relating to the increased legal and advisory expenses, fees incurred relating to our compliance with the Sarbanes/Oxley Act of 2002 of $2,200,000 and expenses associated with the final wind down of our liquidation of our FIAP location of $1,300,000.

Interest expense for the fourth quarter ended October 31, 2005 was $4,297,000, a decrease of $1,610,000 from the same period in the prior year. The decrease is a result of a reduction in debt combined with a lower effective interest rate.

For the twelve months ended October 31, 2005 interest expense was $28,523,000 an increase of $4,929,000 over the $23,594,000 incurred in the same period of the prior year. The increased interest in the current period includes the non-cash write off of $3,000,000 related to the retirement of the Company's 9 7/8% Senior Subordinated Debentures ("2007 Notes") combined with cash fees of $4,200,000 related to the early retirement of that debt. These increases were offset by the reduction in interest expense of $3,200,000 due to the refinancing of our 2007 Notes.

For the fourth quarter of fiscal 2005, the Company reported income from continuing operations of $3,824,000 or $0.44 per diluted share, compared with a income from continuing operations of $6,399,000 or $0.76 per diluted share for the fourth quarter of fiscal 2004. For the twelve months ended October 31, 2005, the Company reported income from continuing operations of $2,418,000 or $ 0.28 per diluted share, compared with income from continuing operations of $4,967,000 or $0.59 per diluted share in the prior year. The income from continuing operations for the twelve months ended October 31, 2004, has been restated due to an error in accounting for income taxes. On January 6, 2006, the Company discovered that in determining the value of its deferred tax liability at October 31, 2004, it used an amount for the net tax bases of its fixed assets that exceeded the amount that should have been used for such purposes. This error resulted in an understatement of the deferred tax liability related to these fixed assets and the provision for income taxes from continuing operations as of and for the year ended October 31, 2004, by $1.0 million. As a result of the error, the Company increased the deferred tax liability related to these fixed assets and the provision for income taxes from continuing operations for the fiscal year ended October 31, 2004, by $1.0 million.

For the 2005 fourth quarter the Company reported a loss from discontinued operations of $14,927,000 or $1.72 per diluted share, which related to the planned dispositions of the Company's Bordex and Belgian operations, compared with a loss from discontinued operations of $10,761,000 or $1.28 per diluted share in the same quarter last year.

The loss from discontinued operations for the twelve months ended October 31, 2005, was $ 53,040,000 or $6.15 per diluted share compared to $23,500,000 or $2.81 per diluted share in the prior year. The fiscal 2005 results include current period charges of $ 33,983,000 related to the Company's operations in New Zealand and Australia, a $4,850,000 loss on the disposal of AEP France and Termofilm, and a loss of $ 15,113,000 related to the Company's planned disposition of Bordex and Belgian operations.

For the fourth quarter of fiscal 2005 the Company reported a net loss of $11,103,000 or $1.28 per diluted share, compared with a net loss of $4,362,000 or $0.52 per diluted share in the same quarter last year. The net loss for the twelve months ended October 31, 2005, was $50,622,000 or $5.87 per diluted share compared to a net loss of $18,533,000 or $2.22 per diluted share in the prior year which includes the above noted restatement.

"We are pleased with the positive trends in our operating results for the 2005 fiscal year. The improved operating profits are a direct result of the global actions we have taken to strengthen and better position our business over the past two years. In addition, we are very satisfied with the timing and terms provided with our new $175,000,000, 7 7/8% Senior Notes negotiated in the second quarter of 2005, as well as the new $125,000,000 credit facility which was finalized in the fourth quarter of 2005. We believe these facilities provide the Company with the ideal capital structure to accommodate future corporate growth. The full impact of these refinancings will not be apparent until 2006 after the cash and non-cash write-offs associated with these notes are no longer in interest expense." commented Brendan Barba, Chairman and Chief Executive Officer of the Company. Mr. Barba concluded by saying, "During 2005 we took the necessary steps to sell or otherwise dispose of our French, Australian, New Zealand and Termofilm businesses and during this fourth quarter, I am pleased to report that appropriate discussions oriented toward the disposition of Bordex and Belgium have commenced."

The Company invites all interested parties to listen to its fourth quarter conference call live over the Internet at www.aepinc.com on Tuesday, January 31, 2006 at 10.00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries in North America and Europe.


Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                                 -Table Follows-

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
       (in thousands, except per share data and gross profit percentages)

                                                                         FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                                                                 OCTOBER 31,                   OCTOBER 31,
                                                                         ---------------------------   ---------------------------
                                                                             2005           2004           2005           2004
                                                                         ------------   ------------   ------------   ------------
                                                                                                                        Restated
NET SALES                                                                $    202,781   $    167,285   $    732,724   $    608,228
COST OF SALES                                                                 167,551        134,952        598,791        491,342
                                                                         ------------   ------------   ------------   ------------
           Gross profit                                                        35,230         32,333        133,933        116,886
                                                                         ------------   ------------   ------------   ------------
OPERATING EXPENSES
     Delivery                                                                   9,318          9,034         33,090         31,805
     Selling                                                                    8,410          8,008         31,293         30,615
     General and Administrative                                                 5,873          3,093         24,831         18,897
     Impairment of FIAP                                                             -           (512)             -           (512)
                                                                         ------------   ------------   ------------   ------------
                  Total operating expenses                                     23,601         19,623         89,214         80,805
                                                                         ------------   ------------   ------------   ------------

OTHER OPERATING INCOME (EXPENSE):
     Gain (loss)on sales of property and equipment, net                           (11)           (14)           227            (24)
                                                                         ------------   ------------   ------------   ------------
           Operating income from continuing operations                         11,618         12,696         44,946         36,057
                                                                         ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
     Interest expense                                                          (4,297)        (5,907)       (28,523)       (23,594)
     Other, net                                                                   773           (154)         1,264           (422)
                                                                         ------------   ------------   ------------   ------------
                                                                               (3,524)        (6,061)       (27,259)       (24,016)
                                                                         ------------   ------------   ------------   ------------
        Income from continuing operations
         before provision for income taxes                                      8,094          6,635         17,687         12,041
PROVISION FOR INCOME TAXES                                                      4,270            236         15,269          7,074
                                                                         ------------   ------------   ------------   ------------
             Income from continuing operations                                  3,824          6,399          2,418          4,967
DISCONTINUED OPERATIONS:
     Pre-tax loss from operations                                             (16,055)        (4,486)       (53,904)       (15,215)
      Gain from disposition                                                     1,634              -          1,634              -
      Income tax provision                                                        506          6,275            770          8,285
                                                                         ------------   ------------   ------------   ------------
           (Loss) from discontinued operations                                (14,927)       (10,761)       (53,040)       (23,500)
                                                                         ------------   ------------   ------------   ------------
           Net loss                                                      $    (11,103)  $     (4,362)  $    (50,622)  $    (18,533)
                                                                         ============   ============   ============   ============
BASIC-EARNINGS (LOSS) PER COMMON SHARE
                  Income from continuing operations                      $       0.45   $       0.76   $       0.28   $       0.60
                  Loss from discontinued operations                      $      (1.75)  $      (1.28)  $      (6.24)  $      (2.82)
                             Net Loss                                    $      (1.30)  $      (0.52)  $      (5.95)  $      (2.23)

DILUTED-EARNINGS (LOSS) PER COMMON SHARE
                  Income from continuing operations                      $       0.44   $       0.76   $       0.28   $       0.59
                  Loss from discontinued operations                      $      (1.72)  $      (1.28)  $      (6.15)  $      (2.81)
                             Net Loss                                    $      (1.28)  $      (0.52)  $      (5.87)  $      (2.22)